Exhibit 99.1

National Vision Extends Long-Standing Partnership with Walmart Inc.
DULUTH, Ga. (July 20, 2020) – National Vision Holdings, Inc. (NASDAQ: EYE) (“National Vision” or the “Company”), one of the nation’s largest optical retailers providing quality, affordable eye care and eyewear, today announced that it has entered into an amendment to its existing Management & Services Agreement (MSA) with Walmart Inc., effective July 17th, 2020, that extends the current term and economics of the MSA by three years to February 23rd, 2024. National Vision currently operates 231 Vision Centers inside select Walmart locations. As part of this amendment, the MSA will automatically renew for an additional three-year term unless either party provides notice within seven months of the end of the initial term.
“We are honored and excited to extend our long-standing partnership with Walmart for another three years,” said Chief Executive Officer Reade Fahs. “This contract extension is just another great part of this year’s celebration of our 30th year of optical partnership with Walmart.”
Additionally, the Company has successfully completed the transition to its management of the five additional Vision Centers granted in January 2020.
About National Vision Holdings, Inc.
National Vision Holdings, Inc. (NASDAQ: EYE) is one of the largest optical retail companies in the United States with over 1,100 stores in 44 states plus the District of Columbia and Puerto Rico. With a mission of helping people by making quality eye care and eyewear more affordable and accessible, the company operates five retail brands: America’s Best Contacts & Eyeglasses, Eyeglass World, Vision Centers inside select Walmart stores, and Vista Opticals inside select Fred Meyer stores and on select military bases, and several e-commerce websites, offering a variety of products and services for customers’ eye care needs. For more information, please visit www.nationalvision.com.

Media Contact:
Kristina Gross
Kristina.gross@nationalvision.com
(470) 448-2355

Investor Relations Contact:
David Mann, CFA
David.mann@nationalvision.com
(470) 448-2448
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